Exhibit 99.2

CORPORATE PARTICIPANTS

Andrew Siegel Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Tracy Smith Optical Cable Corporation - Senior Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Orin Hirschman AIG Investments - Analyst

PRESENTATION

Operator

Good morning. My name is Laurie and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation's fourth quarter 2014 and full year 2014 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session.

(Operator Instructions).

Thank you. Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Good morning and thank you all for participating on Optical Cable Corporation's fourth quarter and fiscal year 2014 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. If you don't have it, please visit occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com, as well as today's call.

Now I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Andrew, and good morning, everyone. I will begin the call today with a few opening remarks regarding our fourth quarter and fiscal year 2014. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2014 in more detail.

After Tracy's remarks, we'll answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session.

We also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

Now, turning to our performance, OCC achieved record net sales in the fourth quarter and delivered outstanding growth in fiscal year 2014. Additionally, OCC shareholders realized a total investment return of 22.1% during fiscal 2014.

Our investments in production capabilities and focus on operating efficiently contributed to OCC’s strong performance this year. For the fiscal year, we achieved 10.2% growth in net sales, 9.9% growth in gross profit, and a 26.1% increase in net cash provided by operating activities.

Beyond these figures, there are a number of key accomplishments in fiscal year 2014 that I would like to highlight for you. First, OCC’s fourth quarter was particularly strong. OCC increased net sales by 31.2% to $25.2 million in the fourth quarter compared to the same period last year. In fact, in the fourth quarter of fiscal year 2014 we achieved the highest quarterly net sales in OCC’s history.

OCC finished fiscal year 2014 with consolidated net sales of $83 million, the second highest annual sales in OCC’s history and a 10.2% increase compared to fiscal year 2013. And notably, OCC has demonstrated a strong, positive net cash trend for a number of years. During the period from fiscal year 2009 to 2014, we increased net sales at a compounded annual rate of 7.2% per year.

OCC has a strong record of generating annual positive cash provided by operating activities. And this continued this past year. During fiscal year 2014, we generated $4.4 million in net cash provided by operating activities—a 26.1% increase over 2013.

As I mentioned earlier, our shareholders realized a 22.1% total return on investment during the fiscal year calculated using the closing stock prices on October 31, 2013 and 2014, plus dividends. This 22.1% return outperformed the Russell 2000 Index, the Dow Jones Industrial Average and the S&P 500 Index during the same period.

Finally, during fiscal year 2014, we continued to return capital to shareholders by repurchasing and retiring shares of common stock, and declaring a regular quarterly dividend.

These accomplishments reflect the underlying strength of our products and the execution of our long-term growth strategies. OCC has created, and continues to create, a broad and growing suite of top-tier integrated connectivity and cabling solutions through product line expansions and innovative product designs.

As you know, OCC started as an industry-leading fiber optic company with expertise and innovative cable designs. Today, we're much more than a fiber optic cable company. Our customers and users depend on OCC for innovative copper and fiber optic connectivity and cable solutions installed everywhere from buildings, campuses and datacenters, to sporting venues, industrial facilities and harsh environments, including military applications.

Our new product development programs are aggressive. This past year we launched a number of new products including our passive optical LAN family of products, the industry's first commercially available connector designed to meet the coming Category 8 (or Cat8) copper connectivity and cabling industry standard, new fiber optic connectors designed for the harsh environment, and product line extensions of our MARS deployable reels systems.

We believe our new products—both announced and under development—provide a foundation for future growth opportunities.

As we enter 2015, OCC continues to be financially strong and we're confident we've well-positioned OCC for continued growth and success. We expect that our new product development efforts, our investments in production capabilities, and the successful execution of our long-term strategies will create new market opportunities for OCC. Importantly, we believe our strong operating leverage provides an exceptional opportunity to increase shareholder value as we grow sales. At this time, we also expect that quarterly results during fiscal 2015 will be subject to the same seasonality patterns and timing of projects that we consistently experience.

While we focus on growth, we also remain committed to operational excellence and cost control. At the end of the third quarter of fiscal year 2014, our reorganization initiative allowed us to begin realizing substantial cost savings. This effort positively impacted fourth quarter results, and we expect to see continued benefits in fiscal year 2015.

OCC's leadership remains committed to creating long-term value for shareholders. Current employees and members of Board of Directors own more than 34% of the outstanding shares of OCC as of October 31, 2014, firmly aligning the interests of OCC’s leadership team with those of all OCC shareholders as we continue to execute our strategy designed to drive growth and create shareholder value.

And now with that, I'll turn the call over to Tracy Smith, who will review some specifics regarding our fourth quarter and fiscal year 2014 financial results.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Thank you, Neil.

Consolidated net sales for fiscal year 2014 increased 10.2% to $83 million compared to net sales of $75.3 million in fiscal year 2013. We experienced an increase in net sales during fiscal 2014 in our commercial markets; however this increase was partially offset by a decrease in certain of our specialty markets.

Consolidated net sales increased 31.2% to $25.2 million for the fourth quarter of fiscal year 2014 compared to net sales of $19.2 million for the comparable period in fiscal year 2013. Our increase in net sales during the fourth quarter and during fiscal year 2014 was attributable primarily to increased sales of our fiber optic cable products.

Gross profit increased 9.9% to $28.5 million in fiscal 2014 compared to $25.9 million in fiscal 2013. Gross profit margin, or gross profit as a percentage of net sales, remained substantially unchanged at 34.3% in fiscal 2014 compared to 34.4% in fiscal 2013.

Gross profit increased 37.5% to $9.1 million in the fourth quarter of fiscal year 2014 compared to $6.6 million for the fourth quarter of fiscal year 2013. Gross profit margin increased to 35.9% in the fourth quarter of fiscal year 2014 from 34.3% for the fourth quarter of fiscal year 2013.

As we have previously indicated, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix. The slightly lower gross profit margin in fiscal 2014, when compared to fiscal 2013, was primarily due to an increase in sales of certain products that negatively impacted our gross profit margin.

SG&A expenses increased to $27 million for fiscal 2014 compared to $25 million for fiscal 2013. SG&A expenses as a percentage of net sales decreased to 32.5% in fiscal 2014 compared to 33.2% in fiscal 2013.

SG&A expenses increased to $7.4 million during the fourth quarter of fiscal 2014 compared to $6.3 million for the fourth quarter of fiscal 2013. SG&A expenses as a percentage of net sales decreased to 29.1% in the fourth quarter compared to 32.5% in fiscal 2013.

The increase in SG&A expenses during fiscal 2014, when compared to fiscal 2013, was primarily due to increased legal and professional fees, reorganization initiatives, and employee related costs. Compensation costs increased in fiscal year 2014, when compared to fiscal year 2013, largely as a result of increases in commissions and employee incentives due to increased net sales during fiscal year 2014.

We took steps to streamline operations by eliminating a number of positions at the end of the third quarter of fiscal 2014. These workforce reductions, together with other positions eliminated earlier in fiscal 2014, are expected to result in total annual cost savings of approximately $1 million on an annual basis. The Company's reorganization initiatives resulted in non-recurring expenses totaling $364,000 in fiscal 2014.

Net income attributable to OCC for fiscal 2014 was $684,000, or $0.10 per basic and diluted share, compared to a net loss attributable to OCC of $43,000 or $0.01 per basic and diluted share for fiscal 2013.

For the fourth quarter of fiscal 2014, we reported net income attributable to OCC of $947,000, or $0.14 per basic and diluted share, compared to a net loss attributable to OCC of $91,000, or $0.02 per basic and diluted share, for the same period last year.

OCC purchased and retired 44,464 shares of common stock during fiscal 2014 at an average price of $4.39 per share under its previously approved stock repurchase program. As of December 12, 2014 the Company had 6.8 million shares issued and outstanding and authorization to acquire up to approximately 79,000 additional shares under the stock repurchase program.

The Company declared regular quarterly dividend to shareholders totaling $0.08 per share during the fiscal year which represents a yield of 1.7% of the $4.61 per share closing price at our fiscal year end.

As of October 31, 2014, we had outstanding borrowings of $2.5 million on our revolving credit facility and $6.5 million in available credit. We also had outstanding loan balances of $7.5 million under our real estate term loans as of October 31, 2014.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we're happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions).

Your first question comes from the line of Orin Hirschman of AIG Investments.

Orin Hirschman - AIG Investments - Analyst

Hi, congratulations on the progress.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you.

Orin Hirschman - AIG Investments - Analyst

Neil, can you talk more about what was the strength in this particular quarter? Was there heavy concentration in certain customers that have been very lumpy? You know, which markets were better or worse this quarter? Give us a general quarterly, you know, recap?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

You've got a couple of questions there, to your first part of your question, as we reported in 2013, we had seen a dip in sales in 2013 the result of mainly two customers. And we've seen some recovery in those customers in 2014 and that's contributed to our growth.

We also have a number of new product initiatives that we believe will contribute to growth. So most of the growth for the year occurred in fiber optics.

So generally from -- and we've talked about this before with our shareholders on these calls, OCC has some seasonality impact and the first half of the year is generally slower than second half of the year. And what we have also talked about before is there is a fair amount of volatility that can occur in different product types and with different customers based on timing of projects, different economic matters that are impacting different segments of the markets we target, because we have a very diverse market base. And generally, that diversity protects us from too much volatility, but in 2014 we saw much more volatility on a quarterly basis than we would typically expect.

And so the first quarter was a particularly low quarter, and as you know, the fourth quarter was a particularly high quarter from a sales standpoint. So what we have said before is really, the best way to evaluate OCC’s performance is on an annual basis. And it's less likely on an annual basis that we'll see these sorts of factors creating volatility year-to-year.

That being said there was really an exception last year where we did see that volatility impact 2013 in a negative way and of course some of that volatility impacted us in a positive way this year.

Orin Hirschman - AIG Investments - Analyst

You're saying that the normal seasonal patterns that are […..] second half and weaker Q1 and Q2, so it all grew?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

I think—I am not sure I heard your question clearly—but what I think what you were saying was that do we expect the same sort of pattern of lower first half and higher second half in 2015 as we've experienced previously.

And the answer is yes, I mean remember, our first quarter includes the months of November and December and January. And in November with holidays towards the end of the month and in December with holidays towards the end of the month, you are always going to have less sales activity and that's been the case in our industry generally.

And so with first quarter always tends to be a weaker quarter because of that simple fact that you have people taking more time off -- customers taking more time off.

And what you also have during the same periods is those are typically times when you have less installation activities, people are timing projects, they're normally not initiating them or planning significant activity between Thanksgiving and Christmas, by way of example, between Thanksgiving and New Year’s. And so we tended to have that seasonality fairly consistently.

Orin Hirschman - AIG Investments - Analyst

Okay, any preliminary thoughts -- my last two questions. Any preliminary thoughts on the growth rate for this new fiscal year?

And any particular products that are helping to power that growth rate?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

We never really disclosed or forecasted or provided guidance on growth rates and so I am not prepared to talk about that. We do, as you would expect, go through a fairly extensive budgeting process as well as multi-year forecast.

And so, internally, we plan for growth rates and those can vary depending on a number of different factors or results relative to those growth rates. But we won't actually disclose specifically where we're seeing growth rates at the Company.

From a product standpoint, there is -- we're seeing growth in fiber optic cables as we've entered into some additional markets related to those and we have a whole host of enterprise connectivity new products that we've been developing as well as some products for the harsh environment that we believe will begin to start to impact our sales positively, at least that's what we hope.

Orin Hirschman - AIG Investments - Analyst

Okay, thank you.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

You're welcome.

Operator

(Operator Instructions).

At this time there are no further questions.

I'll now return the call to management for any additional or closing remarks.

Andrew Siegel - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil, this is Andrew.

I just wanted to let to know that we did not receive any questions from individual shareholders in advance of today's call.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Okay. Thank you.

Well, with that I would like to thank everyone for listening to our annual conference call today for fiscal year 2014. As always, we appreciate your time and your interest in OCC.

During this holiday season, please remember those men and women in uniform defending freedom and protecting our country and their families. We thank them for their service and for their family's sacrifices.

Happy Holidays, Merry Christmas and Happy New Year to all of you. And thank you for your continued interest in Optical Cable Corporation.

Operator

Thank you.

That does conclude the Optical Cable Corporation's fourth quarter and full year 2014 earnings conference call. You may now disconnect.

END